EXHIBIT (10ab)

                             SUPPLEMENTAL EXECUTIVE
                             RETIREMENT INCOME PLAN
                          ZENITH ELECTRONICS CORPORATION


Contents

                                                                      Page

Article 1. Establishment                                                 1

Article 2. Definitions                                                   1

Article 3. Administration                                                3

Article 4. Eligibility and Participation                                 4

Article 5. Retirement                                                    4

Article 6. Amount, Form, and Payment of Supplemental
Benefit                                                                  5

Article 7. Rights of Participants                                        6

Article 8. Withholding of Taxes                                          7

Article 9. Amendment and Termination                                     7

Article 10. Beneficiaries                                                8

Article 11. Miscellaneous                                                8



Zenith Electronics Corporation
Supplemental Executive Retirement Income Plan

Article 1. Establishment	Zenith Electronics Corporation, a Delaware
corporation (the "Company") hereby establishes on July 26, 1994 (the Plan
Date), effective as of January 1, 1994, the Zenith Electronics Corporation Supplemental Executive Retirement Income Plan (the "Plan") for the purpose of providing supplemental retirement benefits for one or more selected Employees. The Plan is intended to be an unfunded deferred compensation plan maintained primarily for a select group of management or highly compensated employees and shall be construed and administered in accordance with such intention.

Article 2. Definitions
        2.1 Actuarially Equivalent. "Actuarially Equivalent" or "Actuarial Equivalent" shall mean the equivalence in present value between two or more forms and/or times of payment based upon a determination by an actuary chosen by the Committee, using sound actuarial assumptions at the time of such determination.

        2.2 Board. "Board" shall mean the Board of Directors of the Company.

        2.3 Cause. "Cause" shall mean a violation of law which adversely affects the economic interests of the Company, as determined at the sole discretion of the Committee.

        2.4 Committee. "Committee" shall mean the Organization and Compensation Committee of the Board, or such designate or successor committee as shall be appointed by the Board, pursuant to the terms of
Article 3 herein.

        2.5  Company. "Company" shall mean Zenith Electronics
Corporation.

        2.6	Credited Service. "Credited Service" shall mean a Participant's years of credited service or benefit service as defined in the Profit Sharing Plan. Credited Service shall continue to accrue during any period of Disability of a Participant.

        2.7 Early Retirement. "Early Retirement" shall mean any termination of a Participant's employment during the time period constituting Early Retirement Age, other than an involuntary termination for Cause:

        2.8 Early Retirement Age. "Early Retirement Age" means the time period beginning on a Participant's fifty-fifth (55th) birthday and ending immediately prior to the attainment of age sixty-five (65); provided, however, that a Participant shall not be deemed to have attained Early Retirement Age unless he or she has completed ten (10) years of Credited Service.

        2.9 Earnings. "Earnings" shall be determined on a calendar-year basis, and shall mean a Participant's total annual base salary, without taking into account any reductions pursuant to voluntary deferrals of base salary by the Participant; plus any cash annual incentive compensation awards; but excluding any long-term incentive awards. For purposes of determining
Earnings for any particular calendar year, Earnings for the year shall consist of total base salary for that year and annual incentive compensation awards earned in such year, regardless of when paid.

        2.10 Employee. "Employee" shall mean a full-time, salaried employee of the Company.

        2.11 Employment. "Employment" shall mean the period or periods during which an individual is an Employee of the Company.

        2.12 Final Average Earnings. "Final Average Earnings" shall mean the average of a Participant's Earnings during his or her final five (5) years of Employment.

        2.13 Normal Retirement Age. "Normal Retirement Age" shall mean any time following a Participant's attainment of age sixty-five (65); provided, however, that a Participant shall not be deemed to have attained Normal Retirement Age unless her or she has completed ten (10) years of Credited Service.

        2.14 Other Retirement Income. "Other Retirement Income" shall mean the sum of the income payable to a Participant as set forth below:

        (a)  The Participant's Profit Sharing Plan Offset; and

        (b)  The Participant's Supplemental Plan Offset; and

        (c)  The Participant's Restricted Stock Offset; and

        (d)  The Participant's Primary Social Security Benefit Offset.

        2.15 Primary Social Security Benefit Offset. "Primary Social Security Benefit Offset" shall mean the single sum Actuarial Equivalent at Retirement of the monthly benefit amount payable under the provisions of Title II of the Social Security Act in effect at the time of his or her termination of employment. Such amounts shall be determined by the Committee or its designate.

        2.16 Profit Sharing Plan. "Profit Sharing Plan" shall mean the Zenith Salaried Profit Sharing Retirement Plan and all amendments thereto.


        2.17 Profit Sharing Plan Offset. "Profit Sharing Plan Offset" shall mean the lump-sum payment which could be made to a Participant under the Profit Sharing Plan at Retirement (or termination of employment), excluding amounts payable from the Employee Savings Program or the Rollover Account, regardless of the amount actually paid or the form in which such benefits actually are payable to the Participant under the Profit Sharing Plan. Such amount shall be determined by the Committee or its designate.

        2.18 Restricted Stock Offset. "Restricted Stock Offset" shall mean an amount equal to the aggregate fair market value of all shares of restricted stock held by a Participant as of the Plan Date. In addition, in the event that shares of restricted stock are granted to a Participant subsequent to the Plan Date, and if such shares are specifically designated by the Committee to serve as offsets to the benefits provided under this Plan, the aggregate grant date fair market value of such shares of restricted stock shall be deemed to be included within the Restricted Stock Offset.
However, in the event any or all of such shares of restricted stock described in this Section 2.18 are or have been forfeited by a Participant on or before Retirement, the value attributable to such forfeited shares shall not be deemed to be included within the definition of the term "Restricted Stock Offset."

        2.19 Retirement. "Retirement" and "Retire" shall mean a qualifying termination of a Participant's employment with the Company on one of the Retirement dates specified in Section 5.1 herein.

        2.20 Supplemental Plan. "Supplemental Plan" means the Zenith Electronics Corporation Supplemental Salaried Profit Sharing Retirement Plan and all amendments thereto.

        2.21 Supplemental Plan Offset. "Supplemental Plan Offset" shall mean the lump-sum payment which could be made to a Participant under the Supplemental Plan upon Retirement (or termination of employment), regardless of the amount actually paid or the form in which such benefits actually are payable to the Participant under the Supplemental Plan. Such amount shall be determined by the Committee or its designate.

Article 3. Administration
        3.1 Authority of the Committee. The Plan shall be administered by the Committee. Subject to the provisions herein, the Committee shall have full power to select Employees for participation in the Plan; to determine the terms and conditions of each Employee's participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan's administration; to amend (subject to the provisions of Article 9 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make any other determinations which may be necessary or advisable for the administration of the Plan.

The Committee may delegate any of the following of its authorities granted under the Plan to any officer or employee of the Company:

		(a)	The authority to construe and interpret the Plan
and any agreement or instrument entered into under the Plan;

        (b) The authority to establish, amend, or waive rules and regulations for the Plan's administration;

        (c) The authority to amend the terms and conditions of the Plan to the extent such amendments are necessary in order to comply with applicable tax law or other form of law.

        3.2 Decisions Binding. All determinations and decisions made by the Committee and/or its designate pursuant to the provisions of the Plan, and all related orders or resolutions of the Committee and/or its designate shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

Article 4. Eligibility and Participation
  Persons eligible to participate in the Plan include key executives of the Company, as selected by the Committee, at its sole discretion. It is the intent of the Company to extend eligibility only to those executives who comprise a select group of management or highly compensated
Employees.

Article 5. Retirement
        5.1 Eligibility for Benefits. Subject to the terms of this Plan, a Participant shall be eligible to Retire and receive a benefit under this Plan upon a qualifying termination of employment at any time during the periods constituting Normal Retirement Age or Early Retirement Age.

        5.2  Forfeiture.

        a) Less than 10 Years of Credited Service. Regardless of a Participant's age upon a termination of his or her employment, the Participant shall forfeit his or her right to any and all benefits set forth in this Plan unless, at the time of such termination, the Participant has completed at least ten (10) years of Credited Service.

        b) Prior to Age 55. In the event that a Participant's employment terminates prior to age fifty-five (55) for any reason, then such Participant shall forfeit his or her right to receive any and all benefits set forth in this Plan.

        c) Termination For Cause Prior to Age 65. In the event that a Participant's employment terminates for Cause prior to age sixty-five (65), such Participant shall forfeit his or her right to receive any and all benefits under this Plan.

        d) Following Age 65. Subject to the terms of the Plan, including, but not limited to, the ten- (10-) year minimum Credited Service requirement, a Participant's right to receive the benefits set forth in this Plan shall be nonforfeitable following such Participant's attainment of age sixty-five (65).

Article 6. Amount, Form, and Payment of Supplemental Benefit
        6.1 Normal Retirement Benefit. Subject to the terms of the Plan, the Normal Retirement Benefit shall be the lump sum payable (regardless of the form in which such benefit actually is paid) in connection with Retirement at Normal Retirement Age, and will equal the amount specified in (a) less (b) below:

        a) The lump-sum Actuarial Equivalent at Normal Retirement Age of a straight-life annuity where each annual payment equals fifty percent (50%) of the Participant's Final Average Earnings; multiplied by a fraction, the numerator of which is the Participant's total number of years of Credited Service (up to a maximum of twenty-five (25) years), and the denominator of which is twenty-five (25); less

        b)  The Participant's Other Retirement Income.

    This amount will be payable in a lump sum or other payment schedule having the same Actuarial Equivalent value as such lump sum, as specified in Section 6.4. All calculations hereunder shall be made by the Committee or its designate.

        6.2 Early Retirement Benefit. Subject to the terms of this Plan, the Early Retirement Benefit shall be the lump sum payable (regardless of the form in which such benefit actually is paid) in connection with Retirement at Early Retirement Age, and shall equal (a) less (b) below:

        a) The amount specified in Section 6.1(a) herein, reduced by one-fourth of one percent for each full calendar month by which the Participant's date of termination of employment precedes his or her sixty-fifth (65th) birthday (provided that such reduction shall apply only for a maximum of thirty-six (36) months), and by five-twelfths of one percent for each full calendar month by which the Participant's date of termination of employment precedes his or her sixty-second (62nd) birthday; less

        b)  The Participant's Other Retirement Income

        6.3  Commencement of Benefits. Benefits payable in accordance with
Section 6.1 or 6.2 herein shall commence on the first day of the month following the effective date of the Participant's employment termination, and shall continue to be paid as set forth in Section 6.4 herein.

        6.4 Form of Benefit. Each Participant shall make an irrevocable election designating the form of payment he or she desires with respect to his or her benefits hereunder. Such election shall be effective only in the event it is delivered to the Company within a calendar year which precedes the calendar year in which the Participant Retires. In the event such election is not made in a calendar year prior to the calendar year in which the Participant Retires, the Participant's benefit shall be paid as set forth in Section 6.4(b) herein. The aggregate payments under each of the payment alternatives shall represent approximately the same Actuarial Equivalent value, determined at the sole discretion of the Committee. The following payment alternatives are available:

        (a) Lump Sum. A cash lump-sum payment, as set forth in Section 6.1 or 6.2 herein, as applicable. In the event this payment alternative is selected, the Company shall make the cash lump-sum payment to the Participant within thirty (30) days following the date on which the benefits become due and payable.
        (b) Fifteen-Year Certain. In the event this payment alternative is selected, the Participant, shall receive equal monthly payments, each of which equals one-one hundred eightieth (1/180th) of the Actuarial
Equivalent of the benefits set forth in this Article 6, as if they were payable for the lifetime of the Participant pursuant to a straight-life annuity, determined at the discretion of the Committee or its designate. Such payments shall begin within thirty (30) days following the date on which the benefits become due and payable, and shall continue for the entire fifteen- (15-) year period. In the event this payment alternative is selected, the Participant shall designate a beneficiary to whom remaining payments will be made in the event of his or her death prior to the end of such fifteen- (15-) year period.

Article 7. Rights of Participants
        7.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make the payments described under the Plan. Such payments shall be made out of the general funds of the Company.

        7.2 Unsecured Interest. No Participant or party claiming an interest under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.


    The Company may establish one or more trusts, with such trustee as the Committee or its designate may approve, for the purpose of providing for the payment of benefits hereunder. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's general creditors. To the extent any benefits payable under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

        7.3 Employment. Nothing in the Plan shall interfere with nor limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

        7.4 Participation. No Employee shall have the right to be selected as a Participant.

Article 8. Withholding of Taxes
    The Company shall have the authority to deduct or withhold, or require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local withholding tax requirements (including the Participant's FICA obligation) required by law to be withheld with respect to any provision of this Plan.

Article 9. Amendment and Termination
    The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Committee. Except as described below in this Article 9, no such amendment or termination shall in any material manner adversely affect any Participant's rights to benefits payable hereunder, without the consent of the Participant.

    The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Committee may terminate the Plan and commence termination payout for all or certain Participants, or remove certain Employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. If payout is commenced pursuant to the operation of this Article 9, the payment of such amounts shall be made in the manner, and at the times selected by the Committee; provided, however, that such payment shall not be extended for a longer period of time than would have been the case had the account balance payouts occurred as scheduled immediately prior to such accelerated payout.

Article 10. Beneficiaries
    Each Participant shall be entitled to designate one (1) or more beneficiaries of the Participant under this Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee or its designate. Each designation shall be effective as of the date received by the Company.

    Participants may change their designations of beneficiary on such form as prescribed by the Committee or its designate. The payment of amounts payable under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Company prior to the Participant's death.

    In the event that all the beneficiaries named by a Participant pursuant to this Article 10 predecease the Participant, the amounts that would have been paid to the Participant or the Participant's beneficiaries under this Plan shall be paid to the Participant's estate.

    In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant's beneficiaries under the Plan shall be paid to the Participant's estate.

Article 11. Miscellaneous
    11.1 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Corporate Secretary of the Company. Notice to the Corporate Secretary of the Company, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    11.2 Nontransferability. Except as provided in Article 10 herein, Participants' rights to amounts payable under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.

    11.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    11.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

    11.5 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

    11.6 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the state of Illinois.

    11.7 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.